UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

Amendment No.1

Current Report Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) July 27, 2004

QUEST SOFTWARE, INC.

(Exact name of registrant as specified in its charter)

California	000-26937	33-0231678
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

8001 Irvine Center Drive, Irvine, California	92618
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (949) 754-8000

Not Applicable

(Former name or former address, if changed since last report.)

Explanatory Note

Item 5 of this Report is amended to correct information concerning beneficial ownership of Quest Software securities held by Vincent C. Smith. The previously reported information did not reflect the delivery of 2,606,000 shares of Quest Common Stock by Techdollars, LLC, an entity controlled by Mr. Smith, pursuant to a pre-paid variable share forward contract entered into in May 2001.

Item 5. Other Events

On July 27, 2004, Vincent C. Smith, the chairman of the board and chief executive officer of Quest Software, Inc., executed an Advanced Instruction with Deutsche Bank Securities, Inc. (“DBSI”) for the sale of Quest Software equity securities. The instructions are intended to satisfy the affirmative defense conditions of Rule 10b5-1 under of the Securities Exchange Act of 1934 and are made as part of Mr. Smith’s long-term plans for liquidity and asset diversification. The instructions specifically provide that Mr. Smith will not attempt to exercise any influence over how, when or whether transactions are executed pursuant to these instructions.

Mr. Smith has instructed DBSI to sell up to a maximum of 3,000,000 shares of Quest Software common stock during the period from August 1, 2004 through September 3, 2005, through cash market transactions or, in certain circumstances, using one or more variable delivery forward contracts. The number of shares to be sold on any given day will depend on the market price of Quest’s Common Stock, and no shares will be sold under these instructions if the market price of Quest Common Stock is below a target price of $13.00 per share.

Mr. Smith beneficially owns 33.0 million shares of Quest Software Common Stock. If he sells all of the shares covered by these Instructions, he would beneficially own 30.0 million shares of Quest Software Common Stock, or approximately 31.4% of Quest Software’s outstanding shares.

Transactions executed pursuant to these instructions will be disclosed publicly through Mr. Smith’s filings with the Securities and Exchange Commission. His Form 4 filings will also be posted on the investor relations area of Quest Software’s web site.

2

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

QUEST SOFTWARE, INC.

Date: July 28, 2004	By:	/s/ J. Michael Vaughn
J. Michael Vaughn,
General Counsel and Secretary

3